Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-175025 of Diamond Foods, Inc. on Form S-4 of our report dated September 16, 2011 related to the combined financial statements of Pringles as of June 30, 2011 and 2010 and for the years ended June 30, 2011, 2010, and 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the allocation of certain corporate costs from The Procter & Gamble Company), appearing in the prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 16, 2011